Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Franklin Covey Co. for the registration of 3,212,805 shares of its common stock and to the incorporation by reference therein of our reports dated November 14, 2014, with respect to the consolidated financial statements of Franklin Covey Co., and the effectiveness of internal control over financial reporting of Franklin Covey Co., included in its Annual Report (Form 10-K) for the year ended August 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Salt Lake City, Utah
November 21, 2014